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                                                                     EXHIBIT 4.4

                                                           NO. ______________

                                CMG FUNDING CORP.

                             1996 STOCK OPTION PLAN

                             STOCK OPTION AGREEMENT

        This Agreement confirms the terms of your stock options granted to you by CMG Funding Corp., a Delaware corporation (the "Company") under its 1996 Stock Option Plan (the "Plan").

1. Grant of Rights. You have been granted stock options which consist of either or both of incentive stock options ("ISOs") or non-statutory stock options ("NSOs")) (the "Option", or "Options") in any combination, as reflected in the attached schedule ("Annex A"). The Company will amend Annex A from time to time to reflect changes to the amounts, the vesting dates, the exercise prices and the expiration dates of the Options. The most recent amendment of Annex A will replace any prior schedules.

2. Stock Options.

        (a) An "Option" is the right to purchase a specified number of shares (the "Underlying Shares") of the Company's Common Stock during a defined period of time at a specified price. The Option will be characterized as either an ISO or an NSO for tax purposes as follows:

               (i)    ISO.

                      A. An "ISO" is an option granted to an individual for any reason connected with his or her employment by a corporation, as more fully described in Section 422(b) of the Code. The principal benefit of an ISO is that the recipient is not taxed on the receipt or exercise of the ISO; any tax is imposed as capital gain when the employee sells the stock received on the exercise of a qualifying ISO. Only actual Employees of the Company may receive ISOs (officers are generally deemed employees for this purpose.)

                      B. If you do not exercise an ISO for at least two years from the date of the grant, you will not be taxed upon the exercise of the ISO, but will be taxed only on the sale of the Stock. If you exercise the ISO within two years from the date of the grant, the gain between the exercise price and the fair market value of the Stock on the date of exercise will be taxed as ordinary income.

                      C. The sale of the Stock for an amount greater than the exercise price of the ISO will be taxable to you as either ordinary income or long term capital gain, depending on the amount of time that has passed since the date the Option was exercised. If you sell your Stock less than 12 months from the date of exercise of the Option, any gain on the sale will be taxed at ordinary


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income tax rates of up to 39.6% (plus any applicable state income taxes). If you sell your stock more than 12 months, but fewer than 18 months from the date of exercise of the Option, any gain on the sale over your basis will be taxed as long term capital gain at a maximum rate of 28% (plus any applicable state income taxes). If you sell your stock more than 18 months from the date of exercise of the Option, any gain on the sale over your basis will be taxed as long term capital gain at a maximum rate of 20% (plus any applicable state income taxes).

                      D. The excess, if any, of the fair market value of the shares of the Stock on the date of exercise over the Exercise Price will be treated as a tax preference item for federal income tax purposes and, depending upon your own personal income tax situation, you may be subject to the alternative minimum tax in the year of exercise.

                      E. You must notify the Company of the early exercise of the Option or disposition of the Underlying Shares acquired within thirty (30) days.

               (ii)   NSO.

                      A. An "NSO" is any option other than an ISO, including an Option initially granted as an ISO but with respect to which not all of the statutory requirements have been met. If the Option is an NSO, you may be subject to regular federal and state income tax liability upon the exercise of the Option. You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of (A) the fair market value of the Stock at the close of trading on the business day before the date of exercise over (B) the Exercise Price.

                      B. If you sell the Underlying Shares on the same day that you exercise them, fair market value will be the actual price per share at which you sell the Underlying Shares. In all other cases, the fair market value will be the price per share at the close of trading on the business day before the date of exercise.

                      C. If you are an Employee of the Company, the Company may be required to withhold from your compensation or collect from you and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise. If you sell your Stock less than 12 months from the date of exercise of the Option, any gain on the sale will be taxed at ordinary income tax rates of up to 39.6% (plus any applicable state income taxes). If you sell your stock more than 12 months, but fewer than 18 months from the date of exercise of the Option, any gain on the sale will be taxed as long term capital gain at a maximum rate of 28% (plus any applicable state income taxes). If you sell your stock more than 18 months from the date of exercise of the Option, any gain on the sale will be taxed as long term capital gain at a maximum rate of 20% (plus any applicable state income taxes).

                      D. Upon the sale of the Stock, any appreciation in the value of the Stock from date the Option was exercised is taxable to you as either ordinary income or long term capital gain, depending on the amount of time that has passed since the date the Option was exercised.


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        (b) This is only is a brief summary of some of the federal and state income tax consequences relating to the exercise of a stock option and the disposition of the Underlying Shares.
THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  YOU SHOULD
CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE UNDERLYING SHARES SO THAT YOU WILL FULLY UNDERSTAND THE TAX
CONSEQUENCES BASED ON YOUR PARTICULAR SITUATION.

        (c) If you decide to exercise your Options to purchase the Underlying Shares, the exercise price will be the price per share shown on Annex A.

        (d) You may exercise your Options in whole or in part at any time after six (6) months from the date the Option was granted, as reflected on Annex A. The minimum exercise amount is at least one hundred (100) shares at a time. You may exercise your Options by giving the Company written notice of the number of Shares that you wish to exercise. Payment of the Purchase Price may be made in any manner permitted under the Plan (including payment to the Company out of the settlement from the sale of the Shares or, at the Company's discretion, by a loan or extension of credit from the Company to you evidenced by a full recourse promissory note). The Shares will be issued only upon the Company's receipt of the full exercise price.

        (e) Your Option will terminate if not exercised within ten (10) years from the date of the grant. In addition, you may not exercise your Option if:
(i) your Employment is terminated for cause; (ii) three (3) months has passed since the date of your Termination of Employment by reason of Retirement or other than for cause; or (iii) one (1) year has passed since the date of your Termination of Employment by reason of death or Disability.

        (f) For purposes of this Agreement the term "Termination of Employment" means the earlier of (i) the date when your service in fact terminates or (ii) the date when you give or receive written notice that your service is to terminate. Termination for cause includes termination resulting from the conviction of a felony, misappropriation of assets of the Company, continued or repeated insobriety, continued or repeated absence from service during the usual working hours of your position for reason other than disability or sickness, or refusal to carry out the reasonable directions of the Company's executive officers or of the Board. Termination of Employment includes the termination of the recipient's engagement as independent contractor or director.

        (g) You will not have any rights as a shareholder with respect to any of the Underlying Shares of the Options until after both of the following: (i) you have exercised your Options as described above and (ii) the Company has issued and delivered to you a certificate representing the Underlying Shares. You will not be entitled to receive dividends or other rights for which the record date is prior to the date such stock certificates are issued.

        (h) You may sell the Underlying Shares you receive upon exercise of your Options immediately, unless legal counsel to the Company determines that the sale would violate federal or state securities laws.


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        (i) For purposes of this Agreement, fair market value will be the price per Share at the close of business on the Business Day preceding the exercise of the Right, unless the Shares are not currently traded on an exchange, in which case fair market value will be determined as provided in the Plan.

3. Effect of a Reorganization.

        Any Options awarded to you under this Agreement shall be proportionately adjusted in the event of a stock split or recapitalization. Upon the occurrence of a Change in Control (as defined in the Plan), dissolution, or liquidation of the Company, all outstanding Options shall automatically become fully vested and exercisable and you will have fifteen days in which to exercise your Options before they terminate (unless, with respect to a Change in Control, the Options are being assumed by the successor company).

4. Notices.

        You should address any notice to the Company in care of Mr. Steven K. Passey, Chief Financial Officer. The Company will address any notice to you at the address then currently on file with the Company. Notice shall be deemed given when mailed in a correctly stamped and addressed envelope.

5. Miscellaneous.

        (a) The Company has provided you with a copy of the Plan. The Company assumes that you have read and understood the Plan prior to entering into this Agreement. The terms and definitions of the Plan are incorporated into this Agreement. The terms of the Plan will control if there is any conflict between the terms of this Agreement and the Plan.

        (b) The Company's Stock Option Committee has the power to interpret the Plan and this Agreement and all actions taken and all interpretations and determinations made by the Committee are final and binding.

        (c) This Agreement and the Plan constitute the entire agreement between the Company and you, and supersedes any prior agreements, relating to the Options.

        (d) This agreement may be exercised in two or more counterparts, including electronically transmitted counterparts, all of which shall constitute one and the same agreement.

        (e) This Agreement shall be governed by and construed under the laws of the State of Maryland.

6.      Signatures


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        By signing on the line indicated below, you indicate your willingness to abide by and be bound by the terms of this Agreement and the Plan.

                                    CMG FUNDING CORP.,
                                    A Delaware corporation


Date:                               By:
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                                        John Fry, President


                                    RECIPIENT OF GRANT

Date:                               Name:
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                                    Address:
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                                    Tax ID No.:
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                                    Signature:
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